MITEK SYSTEMS, INC.
CONDITIONAL STOCK OPTION AGREEMENT
Mitek Systems, Inc. (the “Company”) hereby grants to you, Scipio “Max” Carnecchia (the “Executive”) an option to purchase that number of shares of Common Stock set forth below (the “Conditional Option”), as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Amended and Restated Mitek Systems, Inc. 2012 Incentive Plan (the “Plan”), a copy of which is attached hereto as Attachment 1.
1. GOVERNING PLAN DOCUMENT. Your Conditional Option is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Conditional Stock Option Agreement. In the event of any conflict between the provisions of this Conditional Stock Option Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects, provided that to the extent a term is separately defined in this Conditional Stock Option Agreement, such definition will supersede the definition contained in Section 2 of the Plan.
2. DETAILS OF CONDITIONAL OPTION. The details of your Conditional Option are as follows:

Date of Grant:	November 6, 2018
Vesting Commencement Date:	See Vesting Schedule below.
Number of Shares Subject to Conditional Option:	81,240
Exercise Price (Per Share):	$9.50
Expiration Date:	November 6, 2028

Type of Grant:	Non-Qualified Stock Option (inducement grant)
Exercise Schedule:	Same as Vesting Schedule.
Vesting Schedule:
Subject to the terms and conditions of this Award and the Plan, 1/4th of the stock options shall vest on November 6, 2020 (the “Initial Vesting Date”). The remaining 3/4ths of the stock options shall vest ratably on a monthly basis over the three years following the Initial Vesting Date, such that the award shall be fully vested on the thirty-sixth month after the Initial Vesting Date. The resulting aggregate number of vested stock options shall be rounded to the nearest whole number on each vesting date.

Notwithstanding anything to the contrary contained in the Plan, any employment agreement to which Executive is a party or otherwise, in the event that the consummation of a Change of Control occurs prior to the six (6) month anniversary of the Date of Grant, this Conditional Option shall terminate, shall not vest, shall not become exercisable and shall be void and of no further force or effect.

3. EXERCISE. You may exercise your Conditional Option only for whole shares of Common Stock and only as set forth in the Plan. In order to exercise your Conditional Option, you must submit to the Company payment via any means permitted by the Plan for that number of shares of Common Stock you are electing to purchase pursuant to your Conditional Option. In the event that your Conditional Option is an Incentive Stock Option, by exercising your Conditional Option you expressly agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of your Conditional Option that occurs within two (2) years after the date of your Conditional Option grant or within one (1) year after such shares of Common Stock are issued upon exercise of your Conditional Option. Notwithstanding the foregoing, you expressly acknowledge and agree that no Shares will be delivered to you or any other person on your behalf until you or such other person has made arrangements acceptable to the Committee for the satisfaction of any non-U.S., federal, state or local income and employment tax withholding obligations, including without limitation, obligations incident to the receipt of Shares upon exercise of this Conditional Option. Accordingly, but without limiting the generality of the foregoing, you and the Company expressly acknowledge and agree that, as a condition to the exercise of your Conditional Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company or any of its Subsidiaries or Affiliates arising by reason of the exercise of your Conditional Option, the lapse of any substantial risk of forfeiture to which the Shares underlying your Conditional Option are subject at the time of exercise or the disposition of Shares acquired upon the exercise of your Conditional Option.
4. “EARLY EXERCISE”. If it is indicated in Section 2 that “early exercise” of your Conditional Option is permitted, then you may elect, at any time that is both during the period of your full- or part-time employment or service with the Company or any of its Related Entities that employ you, as the case may be, and during the term of your Conditional Option, to exercise all or part of your Conditional Option, including the unvested portion of your Conditional Option; provided, however, that (i) a partial exercise of your Conditional Option shall be deemed to first cover vested Shares and then cover the earliest vesting installment of unvested Shares, (ii) any Shares so purchased from installments that have not vested as of the date of exercise shall be subject to the repurchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement, a copy of which will be provided to you at the time you elect to “early exercise” your Conditional Option, and (iii) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.
5. TERM. You may not exercise your Conditional Option before the commencement of its term or after its term expires. The term of your Conditional Option commences on the Date of Grant indicated in Section 2 and expires upon the Expiration Date set forth in Section 2.
6. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Subsidiaries or Affiliates, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Conditional Stock Option Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7. NOTICES. Any notices to be delivered pursuant to this Conditional Stock Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8. SEVERABILITY. If one or more provisions of this Conditional Stock Option Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Conditional Stock Option Agreement and the balance of the Conditional Stock Option Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Conditional Stock Option Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Conditional Stock Option Agreement, together with the Plan and that certain Executive Employment Agreement between the parties and dated as of the date hereof, and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
10. COUNTERPARTS. This Conditional Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:			EXECUTIVE:

MITEK SYSTEMS, INC.

By:	/s/ Jason L. Gray	By:	Scipio “Max” Carnecchia
Name:	Jason L. Gray	Name:	Scipio “Max” Carnecchia
Title:	General Counsel
GRANT SUMMARY:
On November 6, 2018, Scipio “Max” Carnecchia hereby receives a non-qualified stock option inducement grant to purchase up to 81,240 shares of Common Stock of the Company at an exercise price of $9.50 per share.

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